EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE

This Agreement, dated as of May 4, 2012 (“Effective Date”), is between MONA CHADHA (“Chadha”) and WAFERGEN BIO-SYSTEMS, INC. (“Company”), collectively the Parties.

RECITALS

A.      Company previously employed Chadha.

B.      Chadha and Company desire to resolve all claims as described in this Agreement and thereby avoid the expense and uncertainty of litigation.  This Agreement is intended to supersede the separation terms and Form of Release provided for in Chadha’s Executive Employment Agreement dated October 30, 2009 (the “Executive Employment Agreement”).

AGREEMENT AND RELEASE

ACCORDINGLY, the Parties agree as follows:

1.      Settlement Terms.

(a)       Company will pay Chadha six (6) months salary, less applicable deductions as required by law, as a lump sum payment seven (7) days after the signing of this agreement and less $11,165.98 in order to reimburse the Company for certain taxes owed by Chadha to the Company relating to the stock previously granted to her as additional compensation.

(b)       Company will pay Chadha an additional 32 hours of vacation pay.

(c)       Company will reimburse Chadha for her March phone bill of $139.10.

(d)       Company will reimburse Chadha for attorneys’ fees of $2,500.

(e)       Company will provide a letter of reference to prospective employers in the form attached hereto as Exhibit A.

(f)       Chadha shall be permitted to retain her Company Apple computer and iPad.

(g)       In addition, as provided in Chadha’s Executive Employment Agreement: (i) If Chadha elects to continue her medical coverage under COBRA, Company shall pay the premiums for COBRA coverage until the earlier of (a) twelve (12) months following the date of termination of employment, or (b) the date Chadha becomes eligible for coverage under another employer’s health plan.  (ii) Chadha will be eligible to receive a pro-rated Bonus, in such amount as determined following the end of the year to which the bonus relates, based on the actual achievement of the applicable performance goals for such year, pro-rated based on the number of days Chadha is employed with the Company during such year.  Any Bonus shall be paid in a lump sum amount as soon as reasonably practicable thereafter, but no later than the end of the second year following the year in which the termination occurs.  (Currently, the Company has not implemented for 2012, and does not plan to implement, a bonus plan or related applicable performance goals for any employee.) (iii) Any unvested Company stock options granted to Chadha shall become fully vested.  Such stock options shall be exercisable for 90 days after the separation date of Chada’s employment with the Company.  (iv)  Chadha shall receive reasonable executive outplacement services at Company’s expense, in an amount not to exceed $10,000, for a period of twelve (12) months or until Chadha secures comparable employment (whichever is earlier).

2.      Released Claims.  Chadha, in consideration of the promises and covenants made by Company in this Agreement, hereby compromises, settles and releases Company from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statute, constitution or other theories of recovery arising from the employment relationship between Company and Chadha including, but not limited to, claims under her Executive Employment Agreement, and the termination of that employment relationship or claims under the Stock Option Agreement or any cash or stock bonus pertaining to the employment relationship, except as otherwise provided herein.  Such claims include those Chadha may have or has, or which may later accrue to or be acquired by Chadha, against Company or its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future shareholders, officers, directors, agents, employees, and their heirs and assigns.  Such claims specifically include but are not limited to claims for wrongful termination, constructive discharge, fraud, misrepresentation, defamation, trade libel, invasion of privacy, claims for future vesting of stock options or additional stock entitlement except as otherwise provided herein, negligent or intentional infliction of emotional distress, or any claim for discrimination under federal or state law including, but not limited to, discrimination based on age, sex, sexual preference, race, physical or mental disability, or any claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, or the Fair Employment and Housing Act of California.

3.      Released Claims.  Company, in consideration of the promises and covenants made by Chadha in this Agreement, hereby compromises, settles and releases Chadha from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statute, constitution or other theories of recovery arising from the employment relationship between Company and Chadha, except as noted below, including, but not limited to, claims arising out of her Executive Employment Agreement and the termination of that employment relationship.  Such claims include those Company may have or has, or which may later accrue to or be acquired by Company against Chadha.  Such claims specifically include, but are not limited to, claims for negligence, defamation, trade libel, breach of contract and breach of the covenant of good faith and fair dealing.  Nothing in this Agreement shall be read to release Chadha for claims based upon any intentional acts, fraud, criminal acts or securities violations on the part of Chadha which have caused or will cause damage to Company.

4.      Section 1542 Waiver.  The Company and Chadha understand and agree that the Released Claims include not only claims presently known to Chadha, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2.  Chadha understands that she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this Agreement, but she nevertheless waives any claims or rights based on different or additional facts.  Chadha knowingly and voluntarily waives any and all rights or benefits that she may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

5.      Age Discrimination Claims.  Chadha understands and agrees that by entering into this Agreement, (i) she is waiving any rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) she has received consideration beyond that to which she was previously entitled; (iii) she has been advised to consult with an attorney before signing this Agreement; and (iv) she has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to her execution of the Agreement.  Chadha may revoke this Agreement (by written notice to Company) for a period of seven (7) days after her execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Company.

6.      Confidential Information; Return of Company Property.

(a)       Company has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business.  This information includes but is not limited to any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished personnel, legal matters, financial data, marketing and sales data, product and product development information, customer lists, employee lists, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements (“Confidential Information”).  Chadha has had access to confidential information of other employees and vendors of Company.  Confidential Information includes not only information disclosed by Company or its Clients to Chadha in the course of Chadha’s employment with Company, but also information developed or learned by Chadha during the course of Chadha’s employment with Company.  Confidential Information is to be broadly defined.

(b)       Chadha acknowledges that during Chadha’s employment with Company, Chadha has had access to such Confidential Information.  Chadha agrees that at all times after Chadha’s employment with Company is terminated, Chadha will (i) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of Company or its other employees; (ii) not cause the transmission, removal or transport of Confidential Information of Company or its other employees; (iii) not publish, disclose, or otherwise disseminate Confidential Information of Company or its other employees.

(c)       Chadha agrees to promptly inform Company of all documents and data pertaining to her employment and the Confidential Information of Company and its other employees, whether prepared by Chadha or otherwise coming into her possession or control.  Chadha agrees to promptly deliver to Company all such written, electronic or other tangible material containing any information concerning or disclosing the Confidential Information of Company or its other employees or vendors.

(d)       Chadha agrees to promptly deliver to Company all company property including any computer hardware or software except as otherwise provided herein, keys, books, records, credit cards, cell phones and any other tangible property which has come into her possession or control during the term of her employment, save and except for Chadha’s records of her payroll and employment-related tax documents.

(e)       Chadha acknowledges and agrees that the covenants contained in this Section 6 are material to this Agreement, and that a violation of this Section shall constitute a material breach of this Agreement.  Company shall be entitled to receive injunctive relief to enforce these covenants, and may seek any other remedy available to it by law.

7.      Confidentiality.  Chadha and Company understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Chadha or Company to any entity or person, provided however, Chadha may disclose the terms to her tax attorney, accountant or other attorney, for any reason, at any time, without the prior written consent of Company, unless required by law.

8.      No Defamation or Disparagement.  The Company and Chadha agree not to make, issue, endorse, publicize, or circulate any publication or any type of communication, whether oral or written, which may reasonably be construed as disparaging toward or which is defamatory of the other Party and the Party’s predecessors, successors in interest, assigns, parent and subsidiary organizations, and partners, and its past, present and future shareholders, officers, directors, agents, and employees, and their heirs and assigns, or any aspect of their operations.  The Company and Chadha also agree that, if called upon to do so, each Party will cooperate with, and provide reasonable assistance to the other Party to protect and further its lawful interests in all judicial, administrative, investigative, and legislative proceedings involving Company or any aspect of its operations.  This paragraph does not affect a Party’s obligation to comply with all validly-issued court or administrative orders, including subpoenas.  Chadha agrees to refrain from contacting Company’s past, present or future employees to discuss in any negative respect any aspect of Chadha’s employment with Company.  The Parties each agree that the violation of this section may constitute a material breach of this Agreement.

9.      Nonadmission.  The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Company.  The liability for any and all claims is expressly denied by Company.

10.      Integration.  The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Company, or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the Parties on any subject whatsoever are embodied and expressed in this Agreement.  This Agreement shall supersede all prior or contemporaneous agreements and understandings among Chadha, Company, and any other Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

11.      Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.      Assignment; Successors and Assigns.  Chadha agrees that she will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer, or delegation shall be null and void.  Chadha represents that she has not previously assigned or transferred any claims or rights released by her pursuant to this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns.  This Agreement shall also inure to the benefit of any Released Party.  This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

13.      Severability.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14.      Attorneys’ Fees.  In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

15.      Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of California.

16.      Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17.      Representation by Counsel.  The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this

Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

The Parties have duly executed this Agreement as of the date first written above.

/s/ MONA CHADHA
Mona Chadha

WAFERGEN BIO-SYSTEMS, INC.

By	/s/ IVAN TRIFUNOVICH

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